January 31, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of GREEN & QUALITY HOME LIFE, INC. on Form S-1/A (No. 3) of our audit report, dated July 15, 2010, relating to the accompanying audited financial statements (and related statements included there in) as of June 30, 2010 which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

January 28, 2011